Exhibit 11

SIDLEY AUSTIN BROWN & WOOD LLP

CHICAGO	875 THIRD AVENUE NEW YORK, NEW YORK 10022 TELEPHONE 212 906 2000 FACSIMILE 212 906 2021 www.sidley.com FOUNDED 1866	BEIJING
DALLAS		HONG KONG
LOS ANGELES		LONDON
SAN FRANCISCO		SHANGHAI
SEATTLE		SINGAPORE
WASHINGTON, D.C.		TOKYO

February 20, 2002

Merrill Lynch Large Cap Series Funds, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Large Cap Series Funds, Inc. (the “Fund”) in connection with a proposed reorganization among Mercury U.S. Large Cap Fund (“Target Feeder”), a series of Mercury Funds, Inc. (“Mercury Fund”), its corresponding master portfolio, Mercury Master U.S. Large Cap Portfolio (“Target Master”), a series of Mercury Master Trust (“Mercury Trust”), and Merrill Lynch Large Cap Core Fund (“Acquiring Feeder”), a series of the Fund, and its corresponding master portfolio, Large Cap Core Master Portfolio (“Acquiring Master”), a series of Master Large Cap Series Trust (“Large Cap Trust”).

This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to shares of common stock, par value $0.10 per share, of Acquiring Feeder (the “Shares”), to be issued in the Reorganization. As counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation and By-laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among the Fund, on behalf of Acquiring Feeder, Large Cap Trust, on behalf of Acquiring Master, Mercury Fund, on behalf of Target Feeder and Mercury Trust, on behalf of Target Master (the “Agreement and Plan”) as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of Acquiring Feeder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours, /s/ Sidley Austin Brown & Wood LLP